UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 31, 2011

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 26, 2011, Lucas Energy, Inc. (“Lucas” or the “Company”), entered into a non-binding letter of intent to acquire oil and gas assets from Nordic Oil USA I, LP ("Nordic 1") in Gonzales, Karnes and Wilson Counties, Texas, which represent all of Nordic 1's interests in the LEI 2009 II and III Capital Programs. According to the terms of the letter of intent, Lucas will purchase the assets for an aggregate purchase price of $22 million payable in the form of a convertible senior secured promissory note.  The note will have a term of 12 months, will bear an interest rate of 6% per annum, will be convertible into shares of Lucas’s common stock at a price to be determined in the definitive agreement, and will be issued to Nordic 1 following all necessary approvals by Lucas's shareholders, the NYSE Amex and any other regulatory approvals.  The payment of the note will be secured by a recordable first priority security interest over the assets and without any corporate guarantee of the payment.  The parties plan to negotiate and finalize definitive agreements prior to January 1, 2012; provided that the closing of the transaction will be subject to the approvals described above.

Additionally, on August 25, 2011 the Company entered into a non-binding letter of intent to sell all of its leasehold interests (working interests) in the wells and leases located in McKinley County, New Mexico and associated improvements and equipment on the leases to Nordic Oil USA 2 LLLP ("Nordic 2") for $4 million in cash. The Company anticipates the total finders' fees and other expenses associated with the transaction will be approximately $0.45 million.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release
99.2*	Press Release

* Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: August 31, 2011